Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST-QUARTER 2012 RESULTS
AND 5 PERCENT DISTRIBUTION INCREASE

HOUSTON, April 26, 2012 – LINN Energy, LLC (NASDAQ: LINE) announced today financial and operating results for the three months ended March 31, 2012, and the company’s outlook for the remainder of 2012.

LINN Energy reported the following significant first-quarter 2012 results:

•	Drilled three Hogshooter wells on our Granite Wash acreage, with average initial production rates of approximately 2,500 Bbls/d of oil, 500 Bbls/d of NGLs and 3 MMcf/d of gas

•	Increased average daily production 51 percent to 471 MMcfe/d, compared to 312 MMcfe/d for the first-quarter 2011

•	Increased Adjusted EBITDA 44 percent to $302 million, compared to $210 million for the first-quarter 2011

•	Achieved a distribution coverage ratio of 1.14x, including the 5 percent distribution increase, compared to 1.15x in the first-quarter 2011

LINN Energy also reported the following significant year-to-date 2012 highlights:

•	Announced quarterly cash distribution increase of 5 percent to $0.725 per unit, or $2.90 per unit on an annualized basis, for the first-quarter 2012

•	Significantly strengthened commodity hedge portfolio:

–	Expected natural gas production is hedged approximately 100 percent for six years through 2017

–	Expected oil production is 100 percent hedged for four years through 2015 and approximately 82 percent hedged in 2016

•	Announced a total of approximately $1.8 billion in acquisition and joint-venture agreements:

–	$1.2 billion acquisition of properties in the Kansas Hugoton field from BP

–	$400 million joint-venture agreement to partner with Anadarko in the CO2 enhanced oil recovery development of the Salt Creek field in Wyoming

–	$175 million acquisition of properties located in East Texas

•	Raised $761 million in gross proceeds through a public-equity offering and LINN’s continuous-equity offering program

•	Completed a $1.8 billion offering of 6.25 percent senior notes due 2019

•	Increased revolving credit-facility commitment from $1.5 billion to $2 billion

•	Expect strong coverage of more than 1.20x for the second half of 2012, including the recent 5 percent distribution increase

“LINN has already announced approximately $1.8 billion of transactions in the first quarter, exceeding our total acquisitions for the full-year 2011.  Based on this jumpstart to the year and our outlook for the remainder of 2012, our Board of Directors approved a 5 percent increase in our distribution to $0.725 per unit, or $2.90 per unit on an annualized basis, for the first-quarter 2012,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.  “This will mark the third consecutive year we have increased the distribution by 5 percent.”

“Our strong balance sheet and access to capital markets position us to continue to capitalize on the robust acquisition market and pursue our organic growth strategy,” added Ellis.  “Consistent with our hedging strategy, we also further strengthened our industry-leading hedge positions to provide approximately 100 percent coverage on natural gas for six years and oil for four years.  We had a phenomenal first quarter, and we expect continued strong performance for the remainder of the year.”

Acquisitions

Year-to-date 2012, LINN has executed a total of approximately $1.8 billion in acquisition and joint-venture agreements, which are all immediately accretive to distributable cash flow per unit.  These mature long-life assets have a low decline rate of less than 10 percent.  Consistent with the company’s strategy, LINN has already hedged approximately 100 percent of expected production for more than four years.  The company has also identified multiple organic development and efficiency opportunities on these assets.

The company completed a $1.2 billion acquisition in the liquids-rich Kansas Hugoton field.  This impactful transaction marks the company’s entry into the largest conventional natural gas field in the U.S.  It added proved reserves of approximately 730 Bcfe and liquids-rich production of approximately 110 MMcfe/d.  The Jayhawk Gas Plant, with processing capacity of 450 MMcf/d that is currently just 41 percent utilized, offers potential upside.  The company has also identified approximately 500 recompletion opportunities and 800 future drilling locations.

LINN also closed a joint-venture agreement to partner with Anadarko in the CO2 enhanced oil recovery development of the Salt Creek field in Wyoming.  Anadarko assigned LINN 23 percent of its interest in the field in exchange for future funding of $400 million of Anadarko's development costs.  The Salt Creek field is expected to deliver 10 years of steady production growth while, at the same time, providing a low base-decline rate.

In addition, the company signed a definitive purchase agreement to acquire properties located in East Texas for a contract price of $175 million.  This mature long-life asset has a low decline rate of less than 10 percent and proved reserves of approximately 136 Bcfe, which is 100 percent proved developed producing.  The acquisition is expected to close on or before May 1, 2012.

Operational Highlights – Texas Panhandle-Granite Wash

LINN continues to deliver strong results from the Granite Wash, where the company is focused on developing high-return, liquids-rich opportunities.  In the first quarter, the company had nine operated rigs drilling in the area and completed 14 operated wells.  The company currently has 93 operated horizontal wells producing and 16 operated wells drilling, completing or awaiting completion.  LINN also owns working interest in 32 non-operated horizontal producing wells with three additional non-operated wells in progress.  The company’s net horizontal Granite Wash production during the first quarter averaged approximately 137 MMcfe/d.

During the first quarter, LINN drilled its first three operated horizontal Hogshooter wells.  These wells were completed in April and are in the early flow-back period.  LINN’s first well had an initial production rate of 2,454 Bbls/d of oil and 3 MMcf/d of liquids-rich natural gas.  The second well had an initial rate of 2,891 Bbls/d of oil 4.4 MMcf/d of liquids-rich natural gas.  The third well had an initial rate of 2,125 Bbls/d of oil and 3.4 MMcf/d of liquids-rich natural gas.

LINN’s technical team has mapped the Hogshooter interval across the company’s acreage in the vicinity of the first three wells.  Based on this technical work, the company believes there are approximately 50 additional locations in this area, and LINN owns substantial additional acreage in both Texas and Oklahoma that will be evaluated for

Hogshooter potential.  LINN is also evaluating other shallow oil-bearing intervals in the Texas Panhandle such as the Lansing, Cleveland and Tonkawa.  LINN believes its inventory of shallow oil opportunities will increase in this area.  Given the results LINN has experienced to date from the Hogshooter wells, the company plans to shift a portion of capital from the traditional Granite Wash drilling program to focus on the Hogshooter zone.  LINN anticipates drilling 12 additional Hogshooter wells in the second half of this year.

In 2012, the company plans to allocate more than 50 percent of its capital spending to the Granite Wash to drill approximately 65 operated horizontal wells and anticipates the program will generate rates of return in excess of 50 percent.  The company also plans to participate in 16 non-operated horizontal wells.  In addition, construction is underway on a planned 43-mile extension of the company’s gathering pipeline, compression and associated facilities, which will provide additional takeaway capacity for Granite Wash production.

Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.

First-Quarter 2012 Results

LINN increased production 51 percent to an average of 471 MMcfe/d in the first-quarter 2012, compared to 312 MMcfe/d for the first-quarter 2011.  This increase in production is attributed to positive results from the company’s organic program and continued success of its acquisition program.

During the first-quarter 2012, LINN’s hedged realized average price for natural gas was $6.33 per Mcf.  This is $3.17 per Mcf more than its unhedged realized average price of $3.16 per Mcf.  The company’s hedged realized average price for oil was $92.80 per Bbl.  This is $4.45 per Bbl less than its unhedged realized average price of $97.25 per Bbl.  Realized average price for NGL production was $40.21 per Bbl for the first-quarter 2012.

Lease-operating expenses for the first-quarter 2012 were approximately $72 million, or $1.67 per Mcfe, compared to $46 million, or $1.63 per Mcfe, in the first-quarter 2011.  Transportation expenses for the first-quarter 2012 were approximately $11 million, or $0.25 per Mcfe, compared to $6 million, or $0.21 per Mcfe, in the first-quarter 2011.  Taxes, other than income taxes for the first-quarter 2012, were approximately $25 million, or $0.59 per Mcfe, compared to $16 million, or $0.56 per Mcfe, during the first-quarter 2011.  General and administrative expenses, excluding unit-based compensation expenses, for the first-quarter 2012 were approximately $36 million, or $0.83 per Mcfe, compared to $25 million, or $0.90 per Mcfe, in the first-quarter 2011.  Depreciation, depletion and amortization expenses for the first-quarter 2012 were approximately $117 million, or $2.74 per Mcfe, compared to $66 million, or $2.36 per Mcfe, in the first-quarter 2011.

LINN’s distribution coverage ratio was 1.14x for the first-quarter 2012, including the recent 5 percent distribution increase, compared to 1.15x in the first-quarter 2011.  The company generated adjusted EBITDA (a non-GAAP financial measure) of $302 million for the first-quarter 2012, compared to $210 million in the first-quarter 2011.

Adjusted EBITDA is a measure used by company management to evaluate cash flow and the company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to income (loss) is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.

LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The company reported gains on derivatives from oil and natural gas hedges of approximately $2 million for the quarter.  This includes $53 million of noncash losses from the change in fair value of hedge positions, due to an increase in commodity prices, and realized hedge gains of $55 million during the first quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the company’s ability to pay cash distributions.

For the first-quarter 2012, the company reported a net loss of $6 million, or $0.04 per unit, which includes noncash losses of $53 million, or $0.28 per unit, from the change in fair value of hedges covering future production, and a loss of $1 million, or $0.01 per unit, on the sale of assets.  Excluding these items, adjusted net income (a non-GAAP financial measure) for the first quarter 2012 was $48 million, or $0.25 per unit (see Schedule 2).

Adjusted net income is presented as a measure of the company’s operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period.  A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).

Financial Update

LINN has fully financed the approximately $2.3 billion of acquisitions announced since November 2011, through recent equity and bond offerings totaling $2.6 billion.  During the first-quarter 2012, LINN accessed the equity markets to raise $761 million in gross proceeds.  The company raised $703 million by issuing 19.6 million units through a public-equity offering that provided net proceeds of approximately $674 million.  As previously announced, the company issued 1.5 million units in January for net proceeds of approximately $57 million through a continuous-equity offering.  Total net proceeds from these offerings were used to repay a portion of the indebtedness outstanding under the company's revolving credit facility.  In March 2012, the company issued $1.8 billion aggregate principal amount of 6.25 percent senior unsecured notes due 2019.  The net proceeds from this offering, which closed March 2, 2012, were used to fund the closed Hugoton Basin acquisition, repay indebtedness outstanding under its revolving credit facility, and for general corporate purposes.

Hedging Update

LINN recently expanded its oil and natural gas hedge positions.  Based on current production estimates, the company is approximately 100 percent hedged on expected natural gas production for six years through 2017.  Expected oil production is 100 percent hedged for four years through 2015 and approximately 82 percent hedged in 2016.  For 2012, the company is hedged at a weighted average oil price of $98.08 per Bbl and a weighted average natural gas price of $5.47 per Mcf.

Guidance Update

Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.

Cash Distributions

On April 24, 2012, the company’s Board of Directors declared a quarterly cash distribution of $0.725 per unit, or $2.90 per unit on an annualized basis, with respect to the first-quarter 2012.  The distribution will be paid May 15, 2012, to unitholders of record as of the close of business May 8, 2012.

Conference Call and Webcast

As previously announced, management will host a teleconference call April 26, 2012, at 10 a.m. Central/11 a.m. Eastern to discuss LINN Energy’s first-quarter 2012 results and its outlook for the remainder of 2012.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 11459310) or via the internet at www.linnenergy.com. A  replay of the call will be available on the company’s website or by phone at (855) 859-2056 (Conference ID: 11459310) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.3 Tcfe of proved reserves (pro forma for announced 2012 acquisitions) in producing U.S. basins as of Dec. 31, 2011.  More information about LINN Energy is available at www.linnenergy.com.

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193
Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of long-lived assets;
•	Write-off of deferred financing fees;
•	(Gains) losses on sale of assets and other, net;
•	Provision for legal matters;
•	Loss on extinguishment of debt;
•	Unrealized (gains) losses on commodity derivatives;
•	Unrealized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on interest rate derivatives;
•	Realized (gains) losses on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended March 31,
	2012	2011
	(in thousands)

Net loss	$(6,202)	$(446,682)
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	39,093	7,051
Interest expense, cash	42,879	63,590
Interest expense, noncash	34,640	(126)
Depreciation, depletion and amortization	117,276	66,366
Write-off of deferred financing fees	1,660	—
(Gains) losses on sale of assets and other, net	1,435	(823)
Provision for legal matters	635	492
Loss on extinguishment of debt	—	84,562
Unrealized losses on commodity derivatives	53,224	425,285
Unit-based compensation expenses	8,171	5,638
Exploration costs	410	445
Income tax expense	8,918	4,198
Adjusted EBITDA	$302,139	$209,996

The following presents a reconciliation of net cash provided by operating activities to adjusted EBITDA:

Net cash provided by operating activities for the three months ended March 31, 2012, was approximately $36 million and includes cash interest payments of approximately $43 million, premiums paid for commodity derivatives of approximately $178 million and other items totaling approximately $45 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended March 31, 2011, was approximately $108 million and includes cash interest payments of approximately $63 million and other items totaling approximately $39 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.

The following presents a reconciliation of net loss to adjusted net income:

	Three Months Ended March 31,
	2012	2011
	(in thousands, except per unit amounts)

Net loss	$(6,202)	$(446,682)
Plus:
Unrealized losses on commodity derivatives	53,224	425,285
Loss on extinguishment of debt	―	84,562
(Gains) losses on sale of assets, net	1,400	(858)
Adjusted net income	$48,422	$62,307

Net loss per unit – basic	$(0.04)	$(2.75)
Plus, per unit:
Unrealized losses on commodity derivatives	0.28	2.62
Loss on extinguishment of debt	―	0.52
(Gains) losses on sale of assets, net	0.01	(0.01)
Adjusted net income per unit – basic	$0.25	$0.38